FTE Networks Reports Full Year 2016 Results; Provides Update on Acquisition of Benchmark Builders

Full year revenues of $12.3MM with second consecutive quarter of growth in operating income

Benchmark Builders reports 2016 unaudited revenue of $389MM and adjusted EBITDA of $40.4MM

Combined nine-month project backlog of $261MM

NAPLES, FL — (Marketwired) – 5/11/17 — FTE Networks, Inc. (OTCQX: FTNW) (“FTE” or the “Company”), a leading network infrastructure solutions provider in the technology and communications industries, today announced their financial results for the year ended December 31, 2016 and provided and update on their recent acquisition of Benchmark Builders, Inc.

Recent Business Highlights

●	Telecom Segment Revenues: $12.2 million up 40% over 2015.
●	Telecom Segment recorded Gross Profit of $3.4 million on 27% Gross Margin, 17% growth year-over-year.
●	Closed 100% acquisition Benchmark Builders (BBI) on April 20, 2017.

●	BBI Quality of Earnings unaudited revenue of $389 million from top registered accounting firm.
●	$40.4 million proforma adjusted EBITDA with an adjusted EBITDA margin of 10.4%.

●	The acquisition will immediately create a combined $261MM million project backlog for FTE and BBI for 2017.
●	Implemented key hires to deliver on execution of aggressive growth plan and realize synergies between FTE and BBI, initially in the technology and real estate sectors.

Benchmark Builders Transaction

FTE Networks completed the acquisition of privately held Benchmark Builders, Inc. (BBI), a leading provider of construction management services based in New York for $75 million on April 20, 2017. The transaction will allow FTE and BBI to begin offering services to each other’s clients and expanding their offerings nationally. As a wholly owned subsidiary of FTE, BBI will continue to operate under its current successful model while also offering FTE’s “compute to the edge” technology in New York City and the surrounding region. BBI has an Unaudited Independent Valuation of Quality of Earnings top independent registered accounting firm, which verifies revenues of $389 million, $40.4 million pro forma adjusted EBITDA and an EBITDA margin of 10.4% for 2016.

The transaction enables FTE to expand infrastructure services for ISP through current and future BBI client base. BBI gives FTE access to major developers including REITs as potential CrossLayer technology clients. Additionally, the transaction strengthens the opportunity to win contracts from Fortune 100/500 companies and enables BBI to access more clients as a public company. It also provides an immediate platform to “uplist” to a more senior exchange.

“We are pleased with the progress in enhancing both gross profit and operating income for full year 2016. Gross profit margin grew 17% to 27% from 23% year over year 2016 compared to 2015 and we delivered increased operating income for the second consecutive quarter,” said Mr. Michael Palleschi, President and CEO of FTE Networks. “FTE and Benchmark have a combined nine month backlog of $261 Million as of April 20, 2017. The Company expects this backlog to increase significantly as the year progresses. The combination with Benchmark Builders is transformational for FTE. Benchmark had 2016 unaudited revenues of over $389 million, along with $40.4 million proforma adjusted EBITDA and an EBITDA margin of 10.4%. Importantly, Benchmark will operate as a wholly owned subsidiary, without disruption to customers or stakeholders, enabling FTE to leverage the expertise of the BBI team and expand our footprint in New York City.

Mr. Palleschi continued, “As we look to 2017, our strategy is to significantly grow revenue, control expenses and maximize margins while becoming an industry leader in network infrastructure, construction management and edge computing solutions. We expect to focus on the integration with Benchmark and continuing to roll out an innovative, new compute-to-the-edge technology branded CrossLayer, a first of its kind, which will bring wireless solutions to a new level of speed and efficiency. We will continue to expand our experienced sales force, reflecting FTE’s strategy to hire top-tier talent to build the Company’s national footprint as we focus on deeper penetration within the existing customer base, adding new customers, and expanding the business pipeline.”

Fiscal 2016 Financial Results

Full year 2016 telecom revenues were $12.2MM compared to $8.7MM in 2015, a 40% increase as we grew our footprint and services to Fortune 100/500 clients in the year. An operating loss of $1.69, net of non-recurring transaction and acquisition costs, compared to the prior year’s $1.56 million loss, for the full year 2016 remained static. The company invested in its transformative compute-to-the-edge technology and invested in the infrastructure necessary to complete the acquisition of Benchmark Builders. This was due largely to our increase in telecom revenue and profit margin, and our ability to control operating costs year over year.

About FTE Networks, Inc.

FTE Networks, Inc., and its businesses – FTE Networks Services, CrossLayer, Inc., and Benchmark Builders, Inc. – provide end-to-end design and build and support solutions for state-of-the-art networks and commercial properties, creating the most advanced and transformative smart platforms and buildings. Working with some of the world’s leading Fortune 500 corporations and communications service providers, FTE’s businesses are predicated on smart design and consistent standards that reduce deployment costs and accelerate delivery of innovative projects and services. FTE Networks and its subsidiaries operate eight lines of business: Data Center Infrastructure, Fiber Optics, Wireless Integration, Network Engineering, Internet Service Provider, Construction Management, General Contracting, and Pre-Construction Services. With approximately 200+ employees, FTE and its entities have operations in 17 states and Europe. For more information, please visit: www.ftenet.com.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of FTE. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on FTE’s current expectations and beliefs concerning future developments and their potential effects on FTE. There is no assurance that future developments affecting FTE will be those anticipated by FTE. FTE undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

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FTE Networks, Inc.

999 Vanderbilt Beach Rd., Suite 601

Naples, FL 23108

(877) 850-4308

ir@ftenet.com

OTCQX:FTNW